                                                                    Exhibit 4.3


                         DESIGNATIONS, PREFERENCES AND RIGHTS
                                         OF
                  SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK
                                         OF
                               VALENCE TECHNOLOGY, INC.




                            I.  DESIGNATION AND AMOUNT

       The designation (this "Certificate of Designation") of this series, which consists of fifteen thousand (15,000) shares of Preferred Stock of Valence Technology, Inc., a Delaware corporation (the "COMPANY"), is the Series A Convertible Participating Preferred Stock (the "PREFERRED STOCK") and the stated value shall be One Thousand Dollars ($1,000.00) per share (the "FACE AMOUNT").


                                   II.  DIVIDENDS

       The Preferred Stock will bear no dividends.


                             III.  CERTAIN DEFINITIONS

       For purposes of this Certificate of Designation, the following terms shall have the following meanings:

       A.     "BANKRUPTCY EVENT" shall mean any one or more of the following:
(i) the commencement of any voluntary proceeding by the Company seeking entry of an order for relief under Title 11 of the United States Code or seeking any similar or equivalent relief under any other applicable federal or state law concerning bankruptcy, insolvency, creditors' rights or any similar law; (ii) the making by the Company of a general assignment for the benefit of its creditors; (iii) the commencement of any involuntary proceeding respecting the Company seeking entry of an order for relief against the Company in a case under Title 11 of the United States Code or seeking any similar or equivalent relief under any other applicable federal or state law concerning bankruptcy, insolvency, creditors' rights or any similar law; (iv) entry of a decree or order respecting the Company by a court having competent jurisdiction, which decree or order (x) results in the appointment of a receiver, liquidator, assignee, examiner, custodian, trustee, sequestrator (or other similar official) for the Company or for any substantial part of its property or (y) orders the winding up, liquidation, dissolution, reorganization, arrangement, adjustment, or composition of the Company or any of its debts;
(v) the appointment, whether or not voluntarily by the Company, of a receiver, liquidator, assignee, examiner, custodian, trustee, sequestrator
(or other similar official) for the Company or for any substantial part of its property; (vi) the failure by the Company to pay, or its admission in writing of its inability to pay, its debts generally as they become due;
(vii) the exercise by any creditor of any right in connection with an interest of such creditor in any substantial part of the Company's property, including, without limitation, foreclosure upon all or any such part of the Company's property, replevin, or the exercise of any rights or remedies provided under the Uniform Commercial Code with regard thereto; (viii) the making of, or the sending of a notice of, a bulk transfer by the Company;
(ix) the calling by the Company of a general meeting of its creditors or any portion of them; (x) the failure by the Company to file an answer or other pleading denying the material allegations of any proceeding described herein that is filed against it; and (xi) the consent by the Company to any of the actions, appointments, or proceedings described herein or the failure of the Company to contest in good faith any such actions, appointments, or proceedings.

       B. "CLOSING BID PRICE" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to holders of the Preferred Stock (each, a "HOLDER") then holding a majority of the then outstanding shares of Preferred Stock ("MAJORITY HOLDERS") if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Company.

       C. "CONVERSION DATE" means, for any Optional Conversion, the date specified in the notice of conversion (the "NOTICE OF CONVERSION"), so long as the copy of the Notice of Conversion is faxed (or delivered by other means) to the Company before 11:59 p.m., Eastern time, on the Conversion Date indicated in the Notice of Conversion. If the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the business day following the date on which the Notice of Conversion is faxed (or delivered by other means). The Conversion Date for the Required Conversion at Maturity shall be the Maturity Date (as such terms are defined herein).

       D. "CONVERSION PRICE" means, (x) with respect to any Conversion Date which is prior to the first anniversary of the First Closing (as defined below) (or, if the Company has not signed and announced a material contract or material contracts for the sale of batteries within six months following the First Closing, the date which is six months after the First Closing), the Fixed Conversion Price, and (y) with respect to any Conversion Date which is on or after the first anniversary of the First Closing (or the date which is six months after the First Closing, as applicable), the lower of the Fixed Conversion Price and the Variable Conversion Price, each as in effect as of such date and subject to adjustment as provided herein.

       E. "FIXED CONVERSION PRICE" means one hundred and twenty percent (120%) of the average of the Closing Bid Prices of the common stock, $.001 par value per share, of the Company (the "COMMON STOCK") for the ten (10) trading days immediately preceding the First Closing (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such period)

       F.     "PREMIUM" means 1000 x (N/365) x (.06).

              N = the number of days from the applicable Closing to, and including, the Conversion Date.

       G. "VARIABLE CONVERSION PRICE" means, as of any Conversion Date, 101% of the average of the two (2) lowest of the Closing Bid Prices of the Common Stock for the number of consecutive trading days ending on the trading day immediately preceding the Conversion Date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during the such period), as determined below, subject to adjustment as provided herein. Such number of days shall be determined pursuant to the following tables, based on the date of the Conversion Date:

If the Company has signed and announced a material contract or material contracts for the sale of batteries within six months following the First
Closing:


       CONVERSION DATE:                       NUMBER OF DAYS IN PERIOD:
       ----------------                       -------------------------
       Before August __, 1999                        10
       August __, 1999 - September __, 1999          11
       September __, 1999 - October __, 1999         12
       October __, 1999 - November __, 1999          13
       November __, 1999 - December __, 1999         14
       After December __, 1999                       15


If the Company has not signed and announced a material contract or material contracts for the sale of batteries within six months following the First
Closing:


       CONVERSION DATE:                       NUMBER OF DAYS IN PERIOD:
       ----------------                       -------------------------

       Before February __, 1999                  10
       February __, 1999 - March __, 1999        11
       March __, 1999 - April __, 1999           12
       April __, 1999 - May __, 1999             13
       May __, 1999 - June __, 1999              14
       After June __, 1999                       15


                                IV.  CONVERSION

       A. CONVERSION AT THE OPTION OF THE HOLDER. Subject to the limitations on conversions contained in Section IV.G, each Holder may, at any time and from time to time beginning on the earliest of (i) the sixtieth (60th) day after the First Closing, (ii) the effectiveness of a registration statement of the Company under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively the "SECURITIES ACT") as contemplated by the Registration Rights Agreement, (iii) the occurrence of a material adverse change or development in the business, properties, operations, financial condition, results of operations or prospects of the Company (a "MATERIAL ADVERSE CHANGE"), (iv) the occurrence of a Bankruptcy Event, and (v) the occurrence of a Redemption Event (as herein defined) convert (an "OPTIONAL CONVERSION") any or all of its shares of Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined, for each share of Preferred Stock so to be converted, in accordance with the following formula:


                                  (Premium + 1000)
                                 -------------------
                                  Conversion Price

       B. MECHANICS OF CONVERSION. In order to effect an Optional Conversion, a Holder shall fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Company and to the Company's transfer agent with respect to the Common Stock. Upon receipt by the Company of the fax copy of a Notice of Conversion from a Holder, the Company shall immediately send, via fax, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Company expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Company regarding the conversion. No later than two (2) business days after receipt of such confirmation of receipt to Notice of Conversion the Holder shall surrender or cause to be surrendered to a reputable overnight courier for next business day delivery (two (2) business day delivery if from outside the United States) to the Company, the certificates representing the Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES") accompanied by duly executed stock powers and a copy of the Notice of Conversion (or, in lieu thereof, materials contemplated by Section XIV.B., if applicable).

       C. DELIVERY OF COMMON STOCK UPON CONVERSION. Upon the delivery of a Notice of Conversion, the Company shall, no later than the later of (a) the third (3rd) business day following the Conversion Date and (b) the day that is the first business day following the date of delivery of the Preferred Stock Certificates (or satisfaction of the provisions of Section XIV.B, if applicable) (the "DELIVERY PERIOD"), deliver to the Holder (or at its direction) (x) that number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock being converted and (y) a certificate representing the number of shares of Preferred Stock not being converted, if any. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the close of business on the Conversion Date and such shares shall be issued and outstanding as of such date.

       D. TAXES. The Company shall pay any and all taxes (other than transfer taxes or income taxes, if any, payable by the Purchaser) which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the Preferred Stock.

       E. NO FRACTIONAL SHARES. No fractional shares of Common Stock are to be issued upon the conversion of Preferred Stock, but the Company shall instead round up to the next whole number the number of shares of Common Stock to be issued upon such conversion.

       F. CONVERSION DISPUTES. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Sections IV.A and IV.C hereof. If such dispute involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to an independent accounting firm of national standing, acceptable to Holder, via facsimile within two (2) business days of receipt of the Notice of Conversion. The accounting firm shall audit the calculations and notify the Company and the Holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accounting firm's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with Sections IV.A and IV.C hereof.

       G. LIMITATION ON CONVERSIONS. The conversion of shares of Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

              (i) CAP AMOUNT. Prior to Stockholder Approval (as herein defined), in no event shall the total number of shares of Common Stock issued upon conversion of the Preferred Stock exceed the maximum number of shares of Common Stock that the Company can without stockholder approval so issue pursuant to Nasdaq Rule 4460(i) (or any successor rule) to the extent such rule remains applicable to Company (the "CAP AMOUNT") upon the conversion (or any such higher number as the rules permit) of the Preferred Stock which, as of the date of initial issuance of shares of Preferred Stock, shall be 5,071,913 shares (or any such higher number as the rules permit).  The Cap Amount shall be allocated pro-rata to the Holders
as provided in Article XIV.C.   In the event the Company is prohibited from
issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Company shall comply with Article VIII. The foregoing restriction shall not apply to the extent waived, modified or otherwise permitted by the Nasdaq National Market System or the Nasdaq SmallCap Market.

              (ii) FIVE PERCENT HOLDINGS. Notwithstanding anything to the contrary contained herein, the Preferred Stock shall not be convertible by a Holder to the extent (but only to the extent) that, if convertible by such Holder, such Holder, or any of its affiliates (as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended), would beneficially own in excess of 4.9% of the shares of Common Stock. To the extent the foregoing limitation applies, the determination of whether Preferred Stock shall be convertible (vis-a-vis other securities owned by such Holder) and of which Preferred Stock shall be convertible (as among shares of Preferred Stock) shall, subject to such aggregate percentage limitation, be on a first submission basis. No prior inability to convert Preferred Stock pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of convertibility. For the purposes of this Section, beneficial ownership and all determinations and calculations, including without limitation, with respect to calculations of percentage ownership, shall be made in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D and G thereunder. The provisions of this Section shall be implemented in a manner otherwise than in strict conformity with the terms of this Section: (i) to correct this subsection (or any portion thereof) which may be defective or inconsistent with the intended 4.9% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9% limitation; and (ii) with respect to any other matter, with the consent of the holders of majority of the then outstanding shares of Common Stock. The limitations contained in this Section shall apply to a successor Holder of Preferred Stock.

       H. REQUIRED CONVERSION AT MATURITY. Subject to the limitations set forth in Section IV.G. and provided all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and exercise of all outstanding Warrants (in each case, without giving effect to any limitation on conversion or exercise) are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") for resale by all holders of such shares of Preferred Stock and Warrants, (iii) eligible to be traded on either, the Nasdaq National Market System, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange, each share of Preferred Stock outstanding on the third (3rd) anniversary of the First Closing (the "MATURITY DATE") (and any accrued and unpaid Conversion Default Payments), automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formula set forth in Section IV.A (the "REQUIRED CONVERSION AT MATURITY"), except as to any Holder who elects otherwise in the event that a Bankruptcy Event, Material Adverse Change or Redemption Event has occurred and is continuing. If a Required Conversion at Maturity occurs, the Company and the Holders shall follow the applicable conversion procedures set forth in this

Article IV; provided, however, that a Notice of Conversion shall be deemed to be delivered to the Company on the Maturity Date.

       I. ELECTRONIC TRANSMISSION. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, upon request of a Holder, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system or other electronic delivery system selected by Holder..


             V.  RESERVATION OF AUTHORIZED SHARES OF COMMON STOCK

       A. RESERVED AMOUNT. The Company shall have authorized and reserved and keep available for issuance not less than 7,000,000 shares of Common Stock (such number to be subject to equitable adjustment for any stock splits, stock dividends, reclassification or similar events) (the "RESERVED AMOUNT") solely for the purpose of effecting the conversion of the Preferred Stock and the Warrants. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full conversion of all outstanding Preferred Stock and exercise of the Warrants and issuance of the shares of Common Stock in connection therewith. The Reserved Amount shall be allocated among the Holders as provided in Section XIV.C.

       B. INCREASES TO RESERVED AMOUNT. Without limiting any other provision of this Article V, if the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "AUTHORIZATION TRIGGER DATE") is less than two hundred percent (200%) of the number of shares of Common Stock issuable on such trading days upon conversion of the outstanding Preferred Stock (without giving effect to any limitation on conversion or exercise thereof) then the Company shall immediately notify the Holders of such occurrence and shall immediately take all necessary action (including stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to two hundred percent (200%) of the number of shares of Common Stock issuable upon conversion of the outstanding Preferred Stock, without giving effect to any limitation on conversion or exercise thereof.


                    VI. COMPLIANCE WITH CAP AMOUNT RESTRICTIONS

       A. SHARE AUTHORIZATION. The Company shall, in the Proxy Statement circulated by the Company in connection with the Company's next annual meeting of stockholders, but in any event not later than six months following the date of the First Closing, solicit by proxy the authorization (the "STOCKHOLDER APPROVAL") by the stockholders of the Company of the issuance of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to the terms hereof in the aggregate in excess of twenty (20) percent of the outstanding shares of Common Stock and to eliminate any prohibitions under the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company's ability to issue shares of Common Stock in excess of the Cap Amount and use its best efforts to obtain the Stockholder Approval no later than the date which is six months after the First Closing.

       B. OBLIGATION TO NOTIFY. If at any time after the first anniversary of the First Closing the then unissued portion of any Holder's Cap Amount is less than two hundred percent (200%) of the number of shares of Common Stock then issuable upon conversion of such Holder's shares of Preferred Stock (without giving effect to any limitation on conversion or exercise thereof) (a "TRADING MARKET TRIGGER EVENT"), the Company shall immediately notify the Holders of such occurrence.


                       VII.  FAILURE TO SATISFY CONVERSIONS

       A. CONVERSION DEFAULT PAYMENTS. If, at any time, (x) a Holder submits a Notice of Conversion (or is deemed to submit such notice pursuant to Section IV.H) and the Company fails for any reason (other than because such issuance would exceed such Holder's allocated portion of the Cap Amount, for which failure the Holders shall have the remedies set forth elsewhere herein) to deliver, on or prior to the expiration of the Delivery Period for such conversion, such number of shares of Common Stock to which such Holder is entitled upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any Holder at any time of its intention not to issue shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such Holder's allocated portion of the Cap Amount) (each of (x) and (y) being a "CONVERSION DEFAULT"), then the Company shall pay to the affected Holder, in the case of a Conversion Default described in clause (x) above, and to all Holders, in the case of a Conversion Default described in clause (y) above, an amount equal to five hundred dollars ($500) for each day such Conversion Default exists until the fifth (5th) business day following the receipt by facsimile by the Company of the Notice of Conversion. If, following the fifth (5th) business day following receipt by facsimile by the Company of the Notice of Conversion, the Company continues to fail for any reason to deliver such shares of Common Stock to which such Holder is entitled upon such conversion, then the Company shall pay to the affected Holder, in the case of a Conversion Default described in clause (x) above, and to all Holders, in the case of a Conversion Default described in clause (y) above, an amount equal to (i) one percent (1%) of the Face Amount of the Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate

Face Amount of all outstanding Preferred Stock in the case of a Conversion Default described in clause (y) above) for each day such Conversion Default exists (ii) plus any Premium with respect thereto.

       The payments to which a Holder shall be entitled pursuant to this Section VII.A are referred to herein as "CONVERSION DEFAULT PAYMENTS." Conversion Default Payments shall be made the fifth (5th) business day following written demand by a Holder for payment therefor and otherwise in accordance with and
subject to the provisions of Section XIV.E.   "Cure Date" means (i) with respect
to a Conversion Default described in clause (x) of its definition, the date the Company effects the conversion of the portion of the Preferred Stock submitted for conversion and (ii) with respect to a Conversion Default described in clause
(y) of its definition, the date the Company undertakes in writing to issue Common Stock in satisfaction of all conversions of Preferred Stock in accordance with the terms of this Certificate of Designation (provided the Company in fact thereafter so satisfies such conversions).

       B. BUY-IN CURE. If (i) the Company fails for any reason to deliver during the Delivery Period shares of Common Stock to a Holder upon a conversion of shares of Preferred Stock in accordance with the terms of Article IV and (ii) after the applicable Delivery Period with respect to such conversion, such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such Holder of shares of Common Stock (the "SOLD SHARES") as to which delivery such Holder anticipated using shares of Common Stock to be received upon such conversion (a "BUY-IN"), the Company shall pay such Holder (in addition to any other remedies available to the Holder) the amount by which (x) such Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by such Holder from the sale of
the Sold Shares.   For example, if a Holder purchases shares of Common Stock
having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Company will be required to pay
the Holder $1,000.   A Holder shall provide the Company written notification
indicating any amounts payable to such Holder pursuant to this Section VII.B. The Company shall make any payments required pursuant to this Section VII.B in accordance with and subject to the provisions of Section XIV.E.

       C. ADJUSTMENT. If a Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) day after the expiration of the Delivery Period with respect to a conversion of Preferred Stock for any reason (other than because such issuance would exceed such Holder's allocated portion of the Cap Amount, for which failure the Holders shall have the remedies set forth elsewhere herein), then the Fixed Conversion Price in respect of any shares of Preferred Stock held by the affected Holder, in the case of a Conversion Default of the type described in clause (x) of Section VII.A, or by all Holders, in the case of a Conversion Default of the type described in clause
(y) of Section VII.A, shall thereafter be the lesser of (i) the Fixed Conversion Price on the Conversion Date specified in the Conversion Notice which resulted in a Conversion Default and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such

Conversion Date through and including the day such shares of Common Stock are delivered to the Holder.


                    VIII.  REDEMPTION DUE TO CERTAIN EVENTS

       A. REDEMPTION EVENTS. A "REDEMPTION EVENT" means any one of the following:

              (i) the Common Stock (or any portion thereof) is suspended from trading on any of, or is not listed (and authorized) for trading on any of, the Nasdaq National Market System, the Nasdaq SmallCap Market, the American Stock Exchange, or the New York Stock Exchange for an aggregate of five (5) trading days in any nine (9) month period, or the Company undertakes any voluntary action to terminate the quotation or listing of the Common Stock on any of the foregoing, unless such action is taken in connection with the continued listing or quotation of the Common Stock on another of the foregoing; provided, however, that if the Company's listing on any such exchange is simultaneously replaced by another such exchange, such initial suspension shall not be a Redemption Event.

              (ii) the Company fails, and any such failure continues uncured for ten (10) days after the Company has been notified thereof in writing by the Holder, to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holders of Preferred Stock or Warrants upon conversion of the Preferred Stock or Warrants (as the case may be) as and when required by this Certificate of Designation, the Securities Purchase Agreement,
or the Registration Rights Agreement, dated as of July     , 1998, by and among
the Company and the other signatories thereto (the "REGISTRATION RIGHTS AGREEMENT");

              (iii) the Company's failure to deliver shares of Common Stock within 10 business days of the expiration of the Delivery Period (other than because such issuance would exceed the Cap Amount, for which failure the Holders shall have the remedies set forth elsewhere herein);

              (iv) the Company breaches any material covenant or other material term of this Certificate of Designation, the Securities Purchase Agreement, the Warrants or the Registration Rights Agreement and such breach continues for a period of ten (10) business days after written notice thereof to the Company;

              (v) any representation or warranty of the Company made in any agreement, statement or certificate given in writing in connection with the issuance of the Preferred Stock (including, without limitation, the Warrants, the Securities Purchase Agreement or the Registration Rights Agreement), shall be false or misleading in any material respect when made and the breach of which has had or could reasonably be expected to have a material adverse effect on the Company or on the Holder with respect to its investment in shares of Preferred Stock or Warrants or shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the Warrants;

              (vi) the Registration Statement required to be filed by the Corporation pursuant to the Registration Rights Agreement, has not been filed within twenty (20) days of the First Closing or has not been declared effective by the one hundred and eightieth (180th) day following the First Closing or such Registration Statement, after being declared effective, cannot be utilized by the Holders of Preferred Stock and the Warrants for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for a period of five (5) consecutive business days or for an aggregate of more than twenty (20) days in any twelve month period;

              (vii) the Company fails to increase pursuant to Section V.B the Reserved Amount (A) within ten (10) days following an Authorization Trigger Date if such increase requires solely approval of the Company's Board of Directors or
(B) otherwise within sixty (60) days thereafter;

              (viii) the Company fails to eliminate the Cap Amount prohibitions or other prohibitions described in Section VI.B within six (6) months following the First Closing and thereafter a Trading Market Trigger Event occurs;

              (ix) the Company fails to obtain the effectiveness of any amendment to an existing registration statements within ten (10) business days or of any new registration statement within twenty (20) business days following a Registration Trigger Date (as defined in the Registration Rights Agreement) as required by Section 2.3 of the Registration Rights Agreement; or

              (x) Lev Dawson shall cease to be chief executive officer of the Company for any reason prior to the first anniversary of the First Closing.

       B. REDEMPTION BY HOLDER. Upon the occurrence of a Redemption Event, each Holder shall have the right to elect at any time and from time to time by delivery of a Redemption Notice (as defined herein) to the Company to require the Company to purchase for cash for an amount per share equal to the Redemption Amount (as defined herein), (i) in the case of a Redemption Event described in clause (i) through (vi) or (x), any or all of the then outstanding shares of Preferred Stock held by such Holder, (ii) in the case of a Redemption Event described in clause (vii), a portion of the Holder's Preferred Stock such that, after giving effect to such purchase, the Holder's allocated portion of the Reserved Amount exceeds two hundred percent (200%) of the total number of Common Stock issuable to such Holder upon conversion of its Preferred Stock (without giving effect to any limitation on conversion or exercise with respect thereto),
(iii) in the case of a Redemption Event described in clause (viii), a portion of the Holder's Preferred Stock such that, after giving effect to such purchase, the Holder's allocated portion of the Cap Amount exceeds two hundred percent (200%) of the total number of Common Stock issuable to such Holder upon conversion of its Preferred Stock and exercise of its Warrant (in each case without giving effect to any limitation on conversion or exercise with respect thereto) and (iv) in the case of a Redemption Event described in clause (ix), a portion of the Holder's Preferred Stock such that, after giving effect to such purchase, the Holder's allocated portion of the Registrable Securities (as defined in the Registration

Rights Agreement) exceeds two hundred percent (200%) of the total number of Common Stock issuable to such Holder upon conversion of its Preferred Stock and exercise of its Warrants (in each case without giving effect to any limitation on conversion or exercise with respect thereto).

       C. DEFINITION OF REDEMPTION AMOUNT. The "REDEMPTION AMOUNT" with respect to a share of Preferred Stock means an amount equal to the greater of
(i) 1.25 times the aggregate Face Amount of the Preferred Stock for which a demand is being made and (ii) an amount determined by the following formula:

                         FACE AMOUNT + PREMIUM + PENALTY
                        ---------------------------------
                                    C P                     X      M

    where:

       "CP" means the Conversion Price in effect on the date of the Redemption Notice; and

       "M" means the closing bid price of the Company's Common Stock on the date of the Redemption Notice, as reported on the principal securities exchange or trading market on which the Common Stock is traded.

       "PENALTY" means the Conversion Default penalty referred to in Section VII.A.

       D. REDEMPTION DEFAULTS. The Company shall pay a Holder the Redemption Amount, in cash, with respect to each share of Preferred Stock which is subject to a written notice electing such redemption (a "REDEMPTION NOTICE") within five (5) business days of the Company's receipt of such Redemption Notice. In the event the Company is not able to purchase all of the shares of Preferred Stock subject to Redemption Notices, the Company shall redeem shares of Preferred Stock from each Holder pro rata, based on the total number of shares of Preferred Stock included by such Holder in the Redemption Notice relative to the total number of shares of Preferred Stock in all of the Redemption Notices; provided the foregoing shall not be deemed to limit the Company's obligation to purchase shares of Preferred Stock hereunder.

       E. ADDITIONAL CAP AMOUNT REMEDIES. Upon a Redemption Event described in clause (viii), any Holder who is so prohibited from converting its Preferred Stock may, notwithstanding the Cap Amount or restrictions with respect thereto, elect to require, with the consent of the Majority Holders (including any shares of Preferred Stock held by the requesting Holder), the Company to terminate the listing and/or quotation of its Common Stock on exchanges and other markets on which it is currently listed and to list the Common Stock on the over-the-counter electronic bulletin board.

       F.     CAPITAL IMPAIRMENT.   In the event that Section 160 of the
Delaware General Corporation Law ("GCL"), would be violated by the redemption of any shares of Preferred Stock that are otherwise subject to redemption pursuant to this Article VIII, the Company: (i) will redeem the greatest number of shares of Preferred Stock possible without violation of said Section; (ii) the Company thereafter shall use its best efforts to take all necessary steps permitted pursuant to this Certificate of
Designation and the agreements entered into in connection with the issuance of Preferred Stock pursuant thereto in order to remedy its capital structure in order to allow further redemptions without violation of said remaining Section (and not take any action inconsistent with so remedying such capital structure); and (iii) from time to time thereafter as promptly as possible the Company shall redeem remaining shares of Preferred Stock at the request of the Holders to the greatest extent possible without causing a violation of
Section 160 of the GCL (such redemption  to be at the greater of the
Redemption Price in effect at the time of the original Redemption Event giving rise to such violation and the redemption price which would be applicable for a Redemption Event  at the time of such later election under
this clause (iii)).   In the event the Company is not able to redeem all the
shares of the stock subject to Redemption Notices, the Company shall redeem shares of Preferred Stock from each Holder pro rata, based on the total number of shares of Preferred Stock included by such Holder in the Redemption Notice relative to the total number of Preferred Stock in all Redemption
Notices.   In addition, and notwithstanding anything to the contrary
contained in this Section VIII.F, so long as the Company is prevented from redeeming shares of Preferred Stock pursuant to this Section VIII.F, the
Company shall be (and shall be deemed to be) in breach of the redemption obligations set forth in this Section VIII and each Holder shall have all rights and remedies under this Certificate of Designations or otherwise at
law for damages, with respect to such breach.   In addition, during any such
period, without the prior written consent of the Holders, the Company shall not enter into any agreement, consummate any transaction or otherwise operate its business in any way outside of the ordinary course of the Company's business.

                            IX.  RANK; PARTICIPATION

       A. RANK. All shares of the Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any other class of Capital Stock of the Company now outstanding and prior to any class or series of capital stock of the Company hereafter created (unless, with the consent of the Holders obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or PARI PASSU with the Preferred Stock) (collectively, with the Common Stock, "JUNIOR SECURITIES"); (iii) PARI PASSU with any class or series of capital stock of the Company hereafter created (with the consent of the Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Preferred Stock (the "PARI PASSU SECURITIES"); and (iv) junior to any class or series of capital stock of the Company hereafter created (with the consent of the Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Preferred Stock (the "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

       B. PARTICIPATION. Subject to the rights of the holders (if any) of PARI PASSU Securities and Senior Securities, the Holders shall, as Holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted such Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere contained) and had such Common Stock been issued on the day before the record date for said dividend or distribution. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

                           X.  LIQUIDATION PREFERENCE

       A. LIQUIDATION OF THE COMPANY. If a Bankruptcy Event shall occur and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up (a "LIQUIDATION EVENT"), no distribution shall be made to the Holders of any shares of capital stock of the Company (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Preference (as herein defined) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of PARI PASSU Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Preferred Stock and the PARI PASSU Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

       B. CERTAIN ACTS NOT A LIQUIDATION. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

       C. DEFINITION OF LIQUIDATION PREFERENCE. The "LIQUIDATION PREFERENCE" with respect to a share of Preferred Stock means an amount equal to the Face Amount thereof plus the Premium with respect thereto plus any other amounts that may be due from the Company with respect thereto through the date of final distribution. The Liquidation Preference with respect to any PARI PASSU Securities shall be as set forth in the charter of the Company.


          XI.  ADJUSTMENTS TO THE CONVERSION PRICE; CERTAIN PROTECTIONS

       The Conversion Price shall be subject to adjustment from time to time as follows:

       A. STOCK SPLITS, STOCK DIVIDENDS, ETC. If at any time on or after the First Closing, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

       B. CERTAIN PUBLIC ANNOUNCEMENTS. In the event that (i) the Company makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged and there is no distribution thereof)) or to sell or transfer all or substantially all of the assets of the Company or (ii) any person, group or entity (including the Company) publicly announces a tender offer in connection with which such person, group or entity seeks to purchase 50% or more of the Common Stock (the date of the announcement referred to in clause (i) or (ii) of this paragraph is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the consummation of the proposed tender offer or transaction or the Abandonment Date (as defined below), be equal to the lesser of (x) the Conversion Price calculated as provided in Article IV the (y) the Conversion Price which would have been applicable for Conversion occurring on the Announcement Date. From and after the Abandonment Date, as the case may be, the Conversion Price shall be determined as set forth in Article IV. The "ABANDONMENT DATE" means with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this paragraph has been made, the date which is seven (7) trading days after the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which causes this paragraph to become operative.

       C. MAJOR TRANSACTIONS. If the Company shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "MAJOR TRANSACTION"), then each Holder shall thereafter be entitled to receive consideration, in exchange for each share of Preferred Stock held by it, equal to the greater of, as determined in the sole discretion of such Holder: (i) the number of shares of stock or securities or property of the Company, or of the entity resulting from such Major Transaction (the "MAJOR TRANSACTION CONSIDERATION"), to which a Holder of the number of shares of Common Stock delivered upon conversion of such shares of Preferred Stock would have been entitled upon such Major Transaction had the Holder exercised its right of conversion (without regard to any limitations on conversion herein or elsewhere contained) on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of the consummation of such Major Transaction, and
(ii) 125% of the Face Amount of such shares of Preferred Stock in cash; and the Company shall make lawful provision therefor as a part of such Major Transaction. No sooner than ten (10) business days nor later than five (5) business days prior to the consummation of the Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice ("NOTICE OF MAJOR TRANSACTION") to each Holder, which Notice of Major Transaction shall be deemed to have been delivered one (1) business day after the Company's sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier) of such Notice of Major Transaction. Such Notice of Major Transaction shall indicate the amount and type of the Major Transaction Consideration which such Holder would receive under clause (i) of this Section XI.B. If the Major Transaction Consideration does not consist entirely of United States currency, such Holder may elect to receive United States currency in an amount equal to the value of the Major Transaction Consideration in lieu of the Major Transaction Consideration by delivering notice of such election to the Company within five (5) business days of the Holder's receipt of the Notice of Major Transaction.

       D.     [Intentionally Deleted].

       E. ISSUANCE OF OTHER SECURITIES. If, at any time after the First Closing, the Company shall issue any securities which are convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") either (i) at a conversion or exchange rate based on a discount from the market price of the Common Stock at the time of conversion or exercise or (ii) with a fixed conversion or exercise price less than the Fixed Conversion Price, then, at the Holder's option: (x) in the case of clause (i), the Variable Conversion Price in respect of any conversion of Preferred Stock after such issuance shall be calculated utilizing the greatest discount applicable to any such Convertible Securities; and (y) in the case of clause (ii), the Fixed Conversion Price shall be reduced to such lesser conversion or exercise price.

       F. PURCHASE RIGHTS. If at any time after the First Closing, the Company issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "DISTRIBUTED ITEMS") pro rata to the record holders of any class of Common Stock, then the Holders will be entitled to acquire, upon the terms applicable to such Distributed Items, the aggregate Distributed Items which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Stock (without regard to any limitations on conversion or exercise herein or elsewhere contained) immediately before the date on which a record is taken for the grant, issuance or sale of such Distributed Items, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Distributed Items.

       G. SPECIAL ADJUSTMENT. If the Company takes any actions (including under or by virtue of this Article XI) which would have a dilutive effect on the Holder or which would materially and adversely affect the Holder with respect to its investment in the Preferred Stock, and if the provisions of this Article XI are not strictly applicable to such actions or, if applicable to such actions, would not operate to equitably protect the Holder against such actions, then the Company shall promptly upon notice from a Holder appoint its independent certified public accountants to determine as promptly as practicable an appropriate adjustment to the terms hereof or another appropriate action to so equitably protect such Holder and prevent any such dilution and any such material adverse effect, as the case may be. Following such determination, the Company shall forthwith make the adjustments or take the other actions described therein.

       H. NOTICE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment pursuant to this Article XI, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Preferred Stock.

                               XII. VOTING RIGHTS

       The holders of Preferred Stock shall have no voting power whatsoever, except as otherwise provided by applicable law.

       Notwithstanding the above, the Company shall provide each Holder with prior notification of any meeting of the stockholders (and copies of proxy materials and all other information sent to stockholders). If the Company takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Company, the Company shall mail a notice to each Holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

       To the extent that under applicable law the vote of the holders of the Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required by applicable law shall constitute the approval of such action by the class. To the extent that under applicable law Holders are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (without giving effect to any limitation on conversion with respect thereto) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.


                           XIII.  PROTECTION PROVISIONS

       The Company shall not, without first obtaining the approval of the Majority Holders and, to the extent their interests may be adversely affected, each initial Holder of Preferred Stock: (a) alter or change the rights, preferences or privileges of the Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Preferred

Stock; (c) create any Senior Securities; (d) create any PARI PASSU Securities; (e) increase the authorized number of shares of Preferred Stock;
(f) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities; or (g) do any act or thing not authorized or contemplated by this Certificate of Designations which would result in any taxation with respect to the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended (or otherwise suffer to exist any such taxation as a result thereof).

If the Majority Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Preferred Stock pursuant to subsection (a) above, then the Company shall deliver notice of such approved change to the Holders that did not agree to such alteration or change (the "DISSENTING HOLDERS") and the Dissenting Holders shall have the right, for a period of thirty (30) days, to convert pursuant to the terms of this Certificate of Designation as they existed prior to such alteration or change or to continue to hold their shares of Preferred Stock.


                              XIV.  MISCELLANEOUS

       A. CANCELLATION OF PREFERRED STOCK. If any shares of Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be issuable by the Company as Preferred Stock.

       B. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the Holder contemporaneously requests the Company to convert such Preferred Stock.

       C. ALLOCATION OF CAP AMOUNT AND RESERVED AMOUNT. The initial Cap Amount and Reserved Amount shall be allocated to the Holders in the same proportion as the number of shares of Preferred Stock held by such Holder bears to the aggregate number of outstanding shares of Preferred Stock. Each increase to the Cap Amount or Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Preferred Stock held by each Holder at the time of the increase in the Cap Amount or Reserved Amount, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder's shares of Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Preferred Stock shall be allocated to the remaining Holders, pro rata based on the number of shares of Preferred Stock then held by such Holders.

       D. STATEMENTS OF AVAILABLE SHARES. Upon request, the Company shall deliver to each Holder a written report notifying the Holders of any occurrence which prohibits the Company from issuing Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of Preferred Stock outstanding as of the date of the request, (ii) the total number of shares of Common Stock issued upon all conversions of Preferred Stock through the date of the request, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Preferred Stock as of the date of the request, and (iv) the total number of shares of Common Stock which may thereafter be issued by the Company upon conversion of the Preferred Stock before the Company would exceed the Cap Amount and Reserved Amount. The Company shall, within five (5) days after delivery to the Company of a written request by any Holder, provide all of the information enumerated in clauses (i) - (v) of this Section XIV.D and, at the request of a Holder, make public disclosure thereof.

       E. PAYMENT OF CASH; DEFAULTS. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Designation (as a Conversion Default Payment, Redemption Amount or otherwise), such cash payment shall be made to the Holder by the method ( by certified or cashier's check or wire transfer of immediately available funds) elected by such Holder. If such payment is not delivered when due (any such amount not paid when due being a "DEFAULT AMOUNT") such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) or the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

       F. STATUS AS STOCKHOLDER. Upon submission of a Notice of Conversion by a Holder of Preferred Stock, the shares covered thereby shall be deemed converted into shares of Common Stock and the Holder's rights as a Holder of such converted shares of Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designation.

       G. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to actual damages for any failure by the Company to comply with the terms of this Certificate of Designation (including, without limitation, damages incurred to effect "cover" of shares of Common Stock anticipated to be received upon a conversion hereunder but not received in accordance with the terms hereof). The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Preferred Stock and that the remedy at law for any such breach may he inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

       H. SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Purchasers and shall not be construed against any person as the drafter hereof.

       I. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, not shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                                   EXHIBIT A

                              NOTICE OF CONVERSION

The undersigned hereby irrevocably elects to convert (the "CONVERSION") $__________ Face Amount of the Series A Convertible Participating Preferred Stock (the "Preferred Stock") (I.E., $_________) plus all accrued and unpaid Conversion Default Payments relating thereto (if any) (each defined term used but not defined in this notice shall have the meaning assigned to it in the Designation, Preferences and Rights of Series A Convertible Participating Preferred Stock of Valence Technology, Inc. (the "Certificate of Designation")), into shares of common stock ("COMMON STOCK") of Valence Technology, Inc. (the "COMPANY") according to the conditions of the Certificate of Designation, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion except as provided herein.

The undersigned covenants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of this Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

In the event of partial exercise, please reissue an appropriate certificate for the principal balance which shall not have been converted.

                              Date of Conversion:
                                                 -----------------------------
                              Applicable Conversion Price:
                                                          --------------------
                              Amount of Conversion Default Payments
                              to be Converted, if any:
                                                      ------------------------
                              Number of Shares of
                              Common Stock to be Issued:
                                                        ----------------------

                              Signature:
                                        --------------------------------------

                              Name:
                                   -------------------------------------------

                              Address:
                                      ----------------------------------------

cc:                  [Transfer Agent]
   ------------------

ACKNOWLEDGED AND AGREED:

VALENCE TECHNOLOGY, INC.

BY:
   ----------------------------

NAME:
     --------------------------
TITLE:                              DATE:
      -------------------------          -----------------------------